Exhibit 99.1

News Release

OMNOVA SOLUTIONS AND BARINGTON GROUP REACH AGREEMENT

BEACHWOOD, OHIO and NEW YORK, NEW YORK – February 20, 2015 – OMNOVA Solutions Inc. (NYSE: OMN, the “Company”) and an investor group led by Barington Capital Group, L.P. (“Barington”) today announced that they have reached an agreement in connection with the Company’s 2015 Annual Meeting of Shareholders and certain related matters.

Under the terms of the agreement, two proposed Barington nominees, James A. Mitarotonda and Joseph M. Gingo, and one proposed OMNOVA nominee, Janet P. Giesselman, will each be nominated by the OMNOVA Board for election at the 2015 Annual Meeting to an expanded Board of Directors. Additionally, Barington has withdrawn its earlier notice of nomination regarding all of its director candidates for the Company Board and its preliminary proxy statement. Barington has also agreed to vote its shares in favor of Ms. Giesselman, Mr. Mitarotonda and Mr. Gingo, as well as for the Board’s three continuing director nominees, at the 2015 Annual Meeting and to abide by certain customary “standstill” restrictions.

“We value input from our shareholders and believe this agreement with Barington is in the best interests of the Company and all OMNOVA shareholders,” said Kevin M. McMullen, OMNOVA’s Chairman of the Board, Chief Executive Officer and President. “We are confident that each of the new Board members will bring valuable expertise to OMNOVA that will help us pursue our strategic initiatives to drive shareholder value.”

Mr. Mitarotonda, Chairman, President and Chief Executive Officer of Barington, stated, “We are pleased to have reached an agreement with OMNOVA and we look forward to working together with the Board and management team to enhance long-term value for all OMNOVA shareholders.”

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OMNOVA’s Board has not yet announced the date, time and location for the 2015 Annual Meeting of Shareholders.

The complete agreement between OMNOVA and Barington will be filed as an exhibit to a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (SEC).

Additional Information

In connection with the 2015 Annual Meeting, the Company will file a proxy statement and other documents regarding the 2015 Annual Meeting with the SEC and will mail the definitive proxy statement and a proxy card to each shareholder of record entitled to vote at the 2015 Annual Meeting. SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The final proxy statement will be mailed to shareholders. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from the Company at its website, www.omnova.com, or by written request to 25435 Harvard Road, Beachwood, Ohio 44122, Attention: Secretary.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2015 Annual Meeting. Information concerning the Company’s participants is set forth in its proxy statement, dated February 6, 2014, for its 2014 Annual Meeting of Shareholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of the Company in the solicitation of proxies in respect of the 2015 Annual Meeting and other relevant materials will be filed with the SEC when they become available.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” as defined by federal securities laws. All forward-looking statements by the Company,

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including verbal statements, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, debt and cash levels, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, claims and litigation, financial condition, and accounting policies among other matters. Words such as, but not limited to, “will,” “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” “committed,” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in business generally and the markets in which the Company operates or proposes to operate. Other risks and uncertainties are more specific to the Company’s businesses including businesses the Company acquires. There also may be risks and uncertainties not currently known to the Company. The occurrence of any of such risks and uncertainties and the impact of such occurrences is often not predictable or within the Company’s control. Such impacts could adversely affect the Company’s business, operations or assets as well as the Company’s results and, in some cases, such effect could be material. Certain risk factors facing the Company are described below or in the Company’s Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

All written and verbal descriptions of OMNOVA’s current business, operations and assets and all forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risks, uncertainties, and cautionary statements contained and referenced herein.

All such descriptions and any forward-looking statement speak only as of the date on which such description or statement is made, and the Company undertakes no obligation, and specifically declines any obligation, other than that imposed by law, to publicly update or revise any such description or forward-looking statements whether as a result of new information, future events or otherwise.

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About OMNOVA Solutions

OMNOVA Solutions Inc. is a technology-based company with sales for the twelve month period ending November 30, 2014 of $1.0 billion and a global workforce of approximately 2,300. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and functional and decorative surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

About Barington Capital Group, L.P.

Barington Capital Group, L.P. is an investment firm that, through its affiliates, manages a value-oriented, activist investment fund that was established by James A. Mitarotonda in January 2000. Barington and its principals are experienced value-added investors who have taken active roles in assisting companies in creating or improving long-term shareholder value. Barington has significant experience investing in specialty chemical and industrial companies, with prior investments in A. Schulman, Spartech Corporation, Ameron International, Stewart & Stevenson, Griffon Corporation and Gerber Scientific, among others.

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CONTACT: OMNOVA Solutions

Investor Contact: Paul DeSantis

Senior Vice President and Chief Financial Officer

(216) 682-7003

Or

Media Contact: Sandi Noah

Vice President, Communications

(216) 682-7011

CONTACT: Barington Capital Group, L.P.

Jared L. Landaw

Chief Operating Officer

(212) 974-5713